EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of Eltek Ltd. and to the incorporation by reference therein of our reports dated April 18, 2019, with respect to the consolidated financial statements of Eltek Ltd. for the year ended December 31, 2018, included in its Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kasierer KOST, FORER, GABBAY & KASIERER A member of Ernst & Young Global

Tel Aviv, Israel
August 8, 2019